Free Writing Prospectus (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 433 Registration No. 333-169119 April 9, 2013

$ Capped Return Enhanced Notes due April 30, 2014 Linked to the MSCI All Country Asia ex Japan Index Global Medium-Term Notes, Series A

General

•                   The Notes are designed for investors who seek a return of two times the appreciation of the MSCI All Country Asia ex Japan Index up to a maximum total return on the Notes of 17.20% at maturity.  Investors should be willing to forgo interest and dividend payments and, if the Index declines from the initial level, be willing to lose some or all of their principal.

•                   Senior unsecured obligations of Barclays Bank PLC maturing April 30, 2014†.

•                   Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

•                   The Notes are expected to price on or about April 12, 2013†† (the “pricing date”) and are expected to issue on or about April 17, 2013†† (the “issue date”).

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Reference Asset:	MSCI All Country Asia ex Japan Index (the “Index”) (Bloomberg ticker symbol “MXASJ <Index>”)

Maximum Return:	17.20%

Upside Leverage Factor:	2

Payment at Maturity:

If the final level is greater than the initial level, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the index return multiplied by the upside leverage factor, subject to a maximum return on the Notes of 17.20%. For example, if the index return is 8.60% or more, you will receive the maximum return on the Notes of 17.20%, which entitles you to the maximum payment of $1,172.00 for every $1,000 principal amount Note that you hold. Accordingly, if the index return is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 x (Index Return x 2)]

Your investment will be fully exposed to any decline in the Index. If the final level declines from the initial level, you will lose 1% of the principal amount of your Notes for every 1% that the Index declines below the initial level. Accordingly, if the index return is zero or negative, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 x Index Return]

If the final level declines from the initial level, you will lose some or all of your investment.

Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

Index Return:	The performance of the Index from the initial level to the final level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	The closing level of the Index on the pricing date.

Final Level:	The arithmetic average of the closing level of the Index on each of the four averaging dates.

Averaging Dates:	April 22, 2014†, April 23, 2014†, April 24, 2014† and April 25, 2014† (the “final averaging date”)

Maturity Date:	April 30, 2014†

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TSX6 / US06741TSX62

†                     Subject to postponement in the event of a market disruption event as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.

††               Expected.  In the event we make any change to the expected pricing date and issue date, the averaging dates and/or maturity date may be changed so that the stated term of the Notes remains the same.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page FWP-5 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public[1]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	1.00%	99.00%
Total	$	$	$

1                     The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of approximately 1.00%, is 99.00%.  The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

JPMorgan Placement Agent

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011, the index supplement dated May 31, 2011, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering.  Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue —Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus.  We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•                  Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•                  Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257.  As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical total return at maturity on the Notes.  The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000.  The hypothetical total returns and examples set forth below assume the initial level of 526.45 and the final levels as set forth below.  The actual initial level will be determined on the pricing date, and the actual final level will be determined based on the closing levels of the Index on the four averaging dates.  The hypothetical total returns and examples set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The examples below do not take into account any tax consequences from investing in the Notes.

Final Level	Index Return	Payment at Maturity	Total Return on the Notes
816.00	55.00%	$1,172.00	17.20%
763.35	45.00%	$1,172.00	17.20%
710.71	35.00%	$1,172.00	17.20%

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Final Level	Index Return	Payment at Maturity	Total Return on the Notes
658.06	25.00%	$1,172.00	17.20%
631.74	20.00%	$1,172.00	17.20%
605.42	15.00%	$1,172.00	17.20%
579.10	10.00%	$1,172.00	17.20%
571.72	8.60%	$1,172.00	17.20%
552.77	5.00%	$1,100.00	10.00%
539.61	2.50%	$1,050.00	5.00%
526.45	0.00%	$1,000.00	0.00%
500.13	-5.00%	$950.00	-5.00%
473.81	-10.00%	$900.00	-10.00%
447.48	-15.00%	$850.00	-15.00%
421.16	-20.00%	$800.00	-20.00%
368.52	-30.00%	$700.00	-30.00%
315.87	-40.00%	$600.00	-40.00%
263.23	-50.00%	$500.00	-50.00%
210.58	-60.00%	$400.00	-60.00%
157.94	-70.00%	$300.00	-70.00%
105.29	-80.00%	$200.00	-80.00%
52.65	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Index increases from an initial level of 526.45 to a final level of 552.77, resulting in an index return of 5.00%.

Because the final level of 552.77 is greater than the initial level of 526.45 and the index return of 5.00% multiplied by the upside leverage factor does not exceed the maximum return of 17.20%, the investor receives a payment at maturity of $1,100.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (5.00% x 2)] = $1,100.00

Example 2: The level of the Index decreases from an initial level of 526.45 to a final level of 315.87, resulting in an index return of -40.00%.

Because the final level of 315.87 is less than the initial level of 526.45, the index return is negative and the investor will receive a payment at maturity of $600.00 per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 x -30.00%) = $700.00

Example 3: The level of the Index increases from an initial level of 526.45 to a final level of 631.74, resulting in an index return of 20.00%.

Because the index return of 20.00% multiplied by the upside leverage factor exceeds the maximum return of 17.20%, the investor receives a payment at maturity of $1,172.00 per $1,000 principal amount Note, the maximum payment on the Notes.

Selected Purchase Considerations

•                  Market Disruption Events and Adjustments—The averaging dates, maturity date, payment at maturity and the reference asset are subject to adjustment as described in the following sections of the prospectus supplement:

o                 For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”; and

o                 For a description of further adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”.

•                  Appreciation Potential—The Notes provide the opportunity to enhance equity returns by multiplying a positive index return by the upside leverage factor, subject to the maximum return on the Notes.  Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this free writing prospectus.

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•                  Material U.S. Federal Income Tax Considerations— The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  This section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Index.  If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your Notes should be treated in the manner described above.  This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

“Specified Foreign Financial Asset” Reporting.  Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.  Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index or any of the component stocks of the Index.  These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement and the index supplement, including but not limited to the risk factors discussed under the following headings:

o                 “Risk Factors—Risks Relating to All Securities”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

o                 “Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

and

o                 “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”.

In addition to the risks discussed under the headings above, you should consider the following:

•                  Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal.  The return on the Notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the index return is positive or negative.  Your investment will be fully exposed to any decline in the final level as compared to the initial level.

•                  Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the final level is greater than the initial level, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed a

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predetermined percentage of the principal amount, regardless of the appreciation in the Index, which may be significant.  We refer to this percentage as the maximum return, which is equal to 17.20%.

•                  No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•                  Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity— While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  Credit of Issuer — The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  Lack of Liquidity— The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                  Taxes— The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity.  The outcome of this process is uncertain.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  The Payment at Maturity on Your Notes is Not Based on the Level of the Index at Any Time Other than the Averaging Dates —The final level and the index return will be based solely on the closing level of the Index on the averaging dates relative to the initial level (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the Index drops precipitously on one or more of the averaging dates, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the level of the Index at a time prior to such drop. Although the level of Index on the maturity date or at other times during the life of your Notes may be higher than the closing level on the averaging dates, you will not benefit from the level of the Index at any time other than the averaging dates.

•                  Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this free writing prospectus, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•                  Currency Exchange Rate Risk—Because the prices of the component securities of the country indices that compose the Index are converted into U.S. dollars for purposes of calculating the value of the component country indices and the Index, your Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities of the Index trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of the component securities in the Index denominated in those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the value of the Index will be adversely affected and the payment at maturity, if any, may be reduced.  Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments in the component countries of the Index and the United States and between each country and its major trading partners;

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political, civil or military unrest in the component countries of the Index and the United States; and the extent of governmental surplus or deficit in the component countries of the Index and the United States.  All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the component countries of the Index, the United States and those of other countries important to international trade and finance.

•                  Non-U.S. Securities Markets Risks—The stocks included in the Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Index, which may have an adverse effect on the Notes.  Also, the public availability of information concerning the issuers of stocks included in the Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the issuers of the stocks included in the Index may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•                  Risks Associated with Emerging Markets— An investment linked to equities of issuers located in emerging markets, which include component stocks of the Index, involves many risks beyond those involved in an investment linked to equities of issuers located in developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The equities and currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the Index;

o                 the time to maturity of the Notes;

o                 the dividend rate on the common stocks underlying the Index;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

MSCI All Country Asia ex Japan Index

We have derived all information contained in this free writing prospectus regarding the MSCI All Country Asia ex Japan Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI”).  The MSCI All Country Asia ex Japan Index is calculated, maintained and published by MSCI.  MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI All Country Asia ex Japan Index.

The MSCI All Country Asia ex Japan Index is a free float-adjusted market capitalization weighted index that is designed to measure large and mid cap equity market performance across 2 of 3 developed market countries (excluding Japan) and 8 emerging markets countries in Asia.  With 611 constituents as of March 29, 2013, the MSCI All Country Asia ex Japan Index covers approximately 85% of the free float-adjusted market capitalization in each country.  As of March 29, 2013, the MSCI All Country Asia ex Japan Index consists of the following 10 developed and emerging market country indices: China, Hong Kong, India, Indonesia, Korea, Malaysia, Philippines, Singapore, Taiwan and Thailand.  The MSCI All Country Asia ex Japan Index is reported by Bloomberg Financial Markets under ticker symbol “MXASJ.”

The MSCI All Country Asia ex Japan Index is based on the MSCI Global Investable Market Indices methodology.  For more information about the index calculation methodology used to formulate the MSCI All Country Asia ex Japan Index (which is also used to formulate the indices included in the MSCI Global Investable Market Indices), see “Non-Proprietary Indices —Equity Indices —MSCI Indices” in the accompanying index supplement.

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Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index closing level from January 1, 2008 through April 8, 2013.  The closing level of the Index on April 8, 2013 was 526.45.

We obtained the Index closing levels below from Bloomberg, L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.  The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on any of the averaging dates.  We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities LLC will act as placement agents for the Notes pursuant to separate placement agency agreements with the issuer and will receive a fee pursuant to its agreement that will not exceed $10.00 per $1,000 principal amount Note. JPMorgan Securities LLC may act on behalf of an affiliate and may reallow all or a portion of fees received in connection with the distribution of the Notes to such affiliate.

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